Exhibit 99.1

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ICC TECHNOLOGIES (logo)

THE WALL STREET GROUP, INC.
32 East 57th Street
New York, New York  10022
(212) 888-4848

Summary: ICC Technologies, Engelhard Restructure Desiccant Air-Conditioning Joint Venture

Company Contact: Al Resnick, Director of Investor Relations, 215-682-6600, ext. 2356

FOR IMMEDIATE RELEASE:
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HATBORO, PENNSYLVANIA, August 27, 1997 -- ICC TECHNOLOGIES, INC. (NASDAQ: ICGN)
today announced that it had reached an agreement, in principle, with Engelhard Corporation (NYSE: EC) to restructure Engelhard/ICC, a 50/50 joint venture that designs, manufactures and markets desiccant-based, climate control systems to supplement or replace conventional air-conditioning systems.

The agreement will provide that the Engelhard/ICC joint venture will be split into two separate companies-one to manufacture and market complete, active, climate control equipment systems; the other to manufacture and market the desiccant-coated rotors that are a critical component of the systems.

Under the agreement, ICC Technologies will receive $20 million and assume
90 percent ownership and full management control of the new company that will manufacture and market complete climate control systems. Engelhard will retain a 10 percent equity interest in that company. ICC Technologies also will retain a 20 percent equity interest in the new rotor company with Engelhard owning 80 percent and having full management control of that business. The systems business will purchase desiccant rotors exclusively from the rotor company and will have preferential pricing for such purchases.

ICC will continue to market its systems worldwide. In addition, the agreement will grant ICC Technologies exclusive rights for seven years to market this desiccant-based technology to free-standing supermarkets, ice rinks and pachinko parlors in Japan, Korea and North America. ICC Technologies would also have certain rights to use the Engelhard/ICC name in connection with the systems business for two and a half years.

Commenting on the agreement, ICC Technologies Chairman Irwin L. Gross said:
"This will enable us to better capitalize on our systems business expertise, while securing important markets where our systems are being well received. At the same time, our 20 percent interest in the rotor company will allow us to share in what we continue to believe is strong upside potential for desiccant rotor technology worldwide. Our investment, coupled with a new supply agreement to buy desiccant rotors from the rotor business, at favorable pricing, illustrates our commitment to this technology and its applications. It also demonstrates

                                  EXHIBIT 99.1


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Engelhard's and ICC's continuing commitment to work together to grow market opportunities for desiccant rotors and humidity-control systems."

The agreement is subject to negotiation of definitive contracts and approval by the two companies' boards of directors, ICC Technologies' shareholders and certain governmental agencies.

Engelhard/ICC, which is headquartered in Hatboro, PA., was formed in February 1994 to commercialize innovative, active climate control systems based on the technologies of its two partners. The systems control temperature and humidity separately, thereby allowing for greater comfort and lower operating costs.

"We continue to see increased interest in our systems both domestically and in Asia," Mr. Gross said. "We recently introduced our all new electric units which open the market for our systems in parts of the world where natural gas is not yet available. We estimate that those regions represent half of the world's air conditioning market.

"We also expect to continue to benefit from our recent move to our new 138,000 square-foot facility in Hatboro," Mr. Gross added. "In addition to providing the additional capacity we need, the new site will allow us to streamline operations and reduce manufacturing costs."

Conventional air conditioning systems cannot directly control humidity. To bring humidity down to acceptable levels, they must overcool the air, which drives up energy usage and creates uncomfortable conditions. Desiccant-based systems remove humidity first, then cool the air as needed, reducing costly, uncomfortable overcooling. The systems are also more environmentally friendly as they operate with little or no chemical refrigerants.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties which may affect ICC Technologies, Inc.'s business and prospects and cause actual results to differ materially from these forward-looking statements, including sufficient funds to finance working capital and other financing requirements of ICC Technologies, Inc., market acceptance of the Company's products and competition in the air conditioning industry.

Visit the Engelhard/ICC Web Site at http://www.freshaircomfort.com